Exhibit 10.7

NETWORK SERVICE AGREEMENT

THIS NETWORK SERVICE AGREEMENT (the “Agreement” or “NSA“) is made and entered into as of the Effective Date set forth and defined below, by and between ELAUWIT CONNECTION, INC. (the “Company”) having its principal office at 109 East 17th Street, Cheyenne, WY 82001 and [ ], as set forth and defined below, each referred to herein individually as “Party” and collectively “the Parties.” For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

A. Defined Terms and Fundamental Agreement Provisions

Effective Date of Agreement: (“Effective Date”) Owner of Property: (“Owner”)	____/____/_______ _______________________________________ (legal entity)
Owner Notice Information: (“Owner Notice Information”)

_______________________________________ (legal entity)

Attn: __________________________________ (name)

_______________________________________ (street address)

_______________________________________ (city, state ZIP)

Owner Invoicing Point of Contact: (Owner Invoicing Contact)

_______________________________________ (legal entity)

Attn: __________________________________ (name)

_______________________________________ (street address)

_______________________________________ (city, state ZIP)

_______________________________________ (email)

Property Name and Address: (“Property”)	_______________________________________ (name) _______________________________________ (street address) _______________________________________ (city, state ZIP)
Total Units:	______ Units

Target Service Commencement Date: (“Projected Service Commencement Date”)	____/_____/______
Initial Term of Agreement: (“Initial Term”)	__ months from Projected Service Commencement Date

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NSA Services to be Provided: (“NSA Services”) (Note: NSA Services included under this Agreement are designated with an “X”) NSA Services (cont.)

☐ Internet Service

☐ Internet Managed Support – wired and wireless, if available (including common area wireless and Property-wide wireless)

☐ Redundant/Backup Internet Service

☐ Wireless Internet (WiFi) Services

☐ Wired Ethernet Services

☐ Resident Internet Service Speed – 200/200Mbps per account

Other Services to be Provided: (“Other Services”)	☐ __________________________________________ __________________________________________ ☐ __________________________________________ __________________________________________
Monthly per Unit Fee for NSA Services: (“NSA Unit Service Fee”) Construction Contract Sum: (“Contract Sum”) Initial Deposit Payment: (“Initial Deposit”)	NSA Unit Service Fee: $ (monthly per unit) $ 50% of the Contract Sum, due and payable within 15 days of the Effective Date

Monthly Fees for Other Services: (“Other Services Fees”) Owner Provided Cabling:	______________________________: $____ per _____ ______________________________: $____ per _____ [To be determined]
Exhibits:

The following other documents (if any):

Exhibit A      Statement of Work

Exhibit B      Service Level Objectives

Exhibit C      Acceptable Use Policy

Exhibit D      Telecommunications Standards and Requirements

Exhibit E       Certificate of Acceptance

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B. Remaining Agreement Provisions

1.	Incorporation of Defined Terms and Fundamental Agreement Provisions. The terms defined and otherwise set forth above in Section A of this Agreement are incorporated fully as material terms of the Parties’ agreement set forth herein. Capitalized but undefined terms appearing in this Section B of this Agreement shall have the meaning set forth in Section A, above.

2.	Term. The Initial Term of this Agreement shall be as set forth in Section A above, unless earlier terminated pursuant to the provisions set forth herein. This Agreement shall automatically renew at the end of the Initial Term, and any subsequent renewal term, for an additional term of one year unless either Party gives the other written notice of termination at least 90 days prior to the end of the Initial or renewal Term.

3.	Appointment of Company as Customer Education Representative. Owner appoints Company as its representative for the purpose of providing customer education and self-help information related to the NSA Services at the Property. Any materials distributed for such purposes will be provided to Owner before the materials are released. Owner may create and distribute its own materials related to the NSA Services; provided, however, that Owner shall first obtain Company’s approval of any such materials.

4.	Company’s Obligations.

4.1 Facilities. Subject to the terms and conditions set forth herein, Company shall consult with Owner regarding the design, installation and testing plans of the fiber optic and copper distribution network, network equipment and other facilities within the Property necessary for the provision of the NSA Services to each individual Resident space within the Property (collectively, the “Facilities”).

4.2 NSA Services. Company will provide the NSA Services to Owner and Residents of the Property. Upon Owner’ request, Company shall reasonably cooperate with Owner in terminating for cause any NSA Services being provided to a Resident. Internet speeds will be delivered via a “best efforts” network, meaning that all Residents obtain a maximum variable bit rate and delivery time, depending on the current traffic load. The Company and Owner shall periodically review bandwidth to determine usage at the Property. The Internet speed noted in Section A, above, is for wired Ethernet services. Wireless speeds will largely depend on a combination of the end user device being utilized, the type of wireless access points deployed, and the bandwidth provided.

4.3 Other Services. Company shall be entitled to market to Residents of the Property such Other Services (if any) as are set forth in Section A, above.

4.4 Ongoing Support and Maintenance Services. The Company shall provide to Owner the following ongoing support, maintenance, and related services in connection with the Facilities, NSA Services, and Other Services (if any): (1) maintenance and repair of the Facilities, in accordance with the Service Level Objectives set forth in Section B.2, below, which maintenance shall include two semi-annual visits to Property; (2) coordination and contracting with third party providers for bandwidth, to the extent set forth in Section A, above; (3) customer services activities, including but not limited to service activations, changes and deletions, bill inquiries, product and service inquiries, and response to service tickets; (4) interaction and training of Owner office personnel on the NSA Services and Other Services (if any), basic operation of the Facilities, and location of the Facilities; (5) administer billing and collection for Other Services (if any) as appropriate; (6) maintain by telephone, internet, and email, continual twenty-four hour hotline availability for service issues, trouble-shooting and response to service tickets; (7) develop and administer management reports as required in this Agreement, or as may reasonably be requested by Owner; and (8) provide outage and resolution notification to Owner.

4.5 Service Level Objectives. The Company’s delivery of the NSA Services and Other Services (if any) under this Agreement shall be governed by and conform to the Service Level Objectives set forth in Exhibit B to this Agreement. These objectives may be added to or modified based on the mutual written consent of the Parties.

4.6 Future Services. Company will reasonably cooperate with Owner to bring future advanced services to the Property, taking into account Company’s business plan, the Facilities’ architecture and capabilities, licensing availability, and competitive and commercial feasibility; provided, however, that the provision of any such future services shall be subject to fees in addition to those set forth in this Agreement and shall be the subject of a separate written agreement to be entered into by the Parties.

4.7. Network Hardware. The Network Hardware described in Exhibit A, the “Network Hardware”, shall become the property of Owner upon full payment of the Contract Sum. The Network Hardware shall further include (i) all accessions, attachments, accessories, tools, parts, supplies, replacements of and additions to the Network Hardware whether added now or at any time hereafter, and (ii) all proceeds, including insurance proceeds, from the sale, destruction, loss or other disposition of any of the Network Hardware.

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4.8 Service & Repairs. The Facilities shall be serviced, repaired or replaced by Company to the extent necessary to maintain service to Owner, and the cost for same shall be the responsibility of Owner. Any part of the Facilities hereunder which is under warranty by the original equipment manufacturer shall be serviced, repaired or replaced by Company to the extent necessary to maintain service to Owner, in which case Owner shall be responsible for labor and shipping costs incurred by Company in doing so (but Owner shall not be responsible for the cost of parts/hardware covered by ay applicable warranty). Company’s labor cost for work performed under this Section B.4.8 shall not exceed $125.00 per hour except for work related to the repair of fiber optic cabling. Company’s labor cost for repair of fiber optic cabling shall not exceed $200.00 per hour.

5.	Owners’ Obligations.

5.1 Right of Access. Owner shall provide Company reasonable access to Property for the purpose of marketing of Services, conducting customer satisfaction surveys and performing any and all work as deemed necessary by the Company by its employees, agents, or contractors for the operation of the Facilities. In the event Company dispatches a technician in response to a service ticket and the technician is unable to obtain access to the area(s) necessary to respond to the underlying problem, Company may, in addition to all other charges applicable under this Agreement, charge Owner a trip fee of up to $80, provided that the Property staff and/or affected Resident were notified of the scheduled visit in advance.

5.2 IT Equipment Rooms. Owner shall ensure that all IT equipment rooms within the Property necessary for the Company’s performance of this Agreement shall comply with the Telecommunications Standards and Requirements for NSA Communities, attached hereto as Exhibit D~~.~~

5.3 NSA Service Fees. The monthly fees charged to Owner by the Company for the NSA Services provided hereunder are set forth in Section A, above, and are inclusive of federal, state, and local taxes or fees, as may be applicable, for units within the Property either receiving or capable of receiving NSA Services from the Company.

The NSA Service Fees set forth in Section A, above, are based upon the Internet bandwidth/circuit costs required to be provided by the Company hereunder and available at the Projected Service Commencement Date, and therefore are due and payable by Owner regardless of the number of Residents occupied or available for occupancy at the Projected Service Commencement Date. Notwithstanding the foregoing, the Company may agree with Owner to provide NSA Services to the Property in advance of the Projected Service Commencement Date, in which case the fees for such NSA Services may be invoiced by the Company upon commencement of such NSA Services and payable by Owner in accordance with Section B.5.4, below.

5.4 Billing and Collection of NSA Service Fees. Company will invoice Owner one month in advance for the NSA Services. The due date for payments shall be thirty (30) days after the invoice date. Any past due NSA Service Fees shall result in a late fee payable to Company equal to the lesser of (a) 1.5% per month, or (b) the maximum rate allowed by law, of any outstanding balance until said balance shall be paid in full.

5.5 Changes to NSA Service Fees. Any exogenous changes to Company’s costs, in effect at the Effective Date, that occur as a result of (a) increases or decreases in government fees or taxes, and/or (b) regulatory fees or assessments from the content provider shall be passed to Owner by the Company in the course of monthly invoicing for services.

In addition to the foregoing, upon the first anniversary of the Projected Service Commencement Date, Company may increase the NSA Unit Service Fee up to three percent (3%) once each agreement year during the remaining term of this Agreement.

5.6 Contract Sum. Elauwit and its affiliates shall construct, provide or cause to be provided the network described in Exhibit A hereto (“Network”). The scope of Elauwit’s work as set forth in Exhibit A shall be referred to herein collectively as the “Work.” Elauwit and its affiliates will complete the Work hereunder in exchange for payment by Owner to Elauwit of the Contract Sum, which sum is inclusive of all items and services necessary for the execution and completion of the Work.

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5.7 Contract Sum Billing. Owner shall pay Elauwit the Initial Deposit within fifteen (15) days of the Effective Date. Owner’s timely payment of the Initial Deposit is required for Elauwit to commence the design and engineering of the Network.

5.8 Contract Sum Payment Terms. Elauwit shall receive, and Owner shall pay, monthly construction payments upon submission of invoices to Owner by Elauwit. Payments will be subject to the construction draw process and timing. Owner agrees that any materials, electronics or Network Hardware ordered by Elauwit for the project shall be submitted by Elauwit within the construction draw process. For payment, all invoices should be forwarded to the Owner Invoicing Contact set forth in Article 1, above. The due date for payments shall be thirty (30) days after the invoice date. Any past due amounts shall result in a late fee payable to Elauwit equal to the lesser of (a) 1.5% per month, or (b) the maximum rate allowed by law, of any outstanding balance until said balance shall be paid in full. In the event of Owner’s failure to comply timely with its payment obligations under this Section 5, Elauwit may, at its option, suspend performance of this Agreement (without termination thereof) until such time as Owner’s noncompliance is cured.

5.9 Contract Sum Holdback. Owner may hold back a retainer equivalent to ten percent (10%) of the Contract Sum pending the satisfactory completion of the Work, which retainer shall be paid to Elauwit within thirty (30) days of satisfactory completion of the Work.

5.10 Acceptable Use Policy. All Residents must abide by Company’s “Acceptable Use Policy” or other such terms and conditions that shall govern the use of the Services. Failure to abide by these policies may result in the disconnection of violating Services. The “Acceptable Use Policy” is attached hereto as Exhibit C.

5.11 Other Services – Fees and Billing. Company shall offer such Other Services, if any, as are set forth in Section A, above, directly to Residents of the Property, which will be separate from the NSA Services described above. All such Other Services shall be billed directly and separately to Residents by Company and are payable by the respective Residents who subscribe to such services and Owner shall have no liability for the payment of any such fees. Company reserves the right to disconnect Other Services to any individual resident that has not paid their Other Services charges.

5.12 Owner Provided Cabling. Owner shall provide the cabling set forth in Section A, above. Except as otherwise provided herein, Owner shall retain ownership of Owner provided cabling and shall be responsible for the cost, operation, maintenance, repair, and replacement of same.

6.	General

6.1 Assignment. This Agreement may be assigned or transferred by either Party with the written notification to the other Party.

6.2 Compliance with Laws. The Parties agree to comply with all relevant applicable federal, state, county, and local laws, ordinances, regulations, and codes (including the identification and procurement of required permits, certificates, approvals, and inspections) in their performance under this Agreement.

6.3. Confidential Information. The parties agree that the pricing included in this Agreement, and such other information such as the parties may agree in writing, shall remain confidential and be treated accordingly between the parties. Neither party shall make any press release or other public disclosure or announcement with respect to this Agreement without the prior consent of the other party and the prior approval of the other party, not to be unreasonably withheld, of the content and language of such release or announcement.

6.4. Counterparts. This Agreement may be executed in one or more counterpart or duplicate copies and by facsimile signature, and any signed counterparts, duplicate or facsimile copy shall be the equivalent to a signed original for all purposes.

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6.5. Force Majeure. No Party shall be held liable for any reasonable delay or failure in performance of any part of this Agreement because of any cause or circumstances beyond its control such as, but not limited to, acts of God, lightning, explosion, fire, power failure, strikes, terrorism, newly enacted laws or regulations, the failure of upstream suppliers of services, or any other cause arising without its actual fault (collectively, “Force Majeure” conditions). In the event of a Force Majeure condition affecting any Party, the Parties shall cooperate as appropriate to perform their obligations under this Agreement to the extent reasonably practical. Notwithstanding the foregoing, events of Force Majeure shall not excuse any Party from its obligations, if any, to make monetary payments hereunder.

6.6. Governing Law. This Agreement, including questions as to jurisdiction and Property, shall be interpreted and governed by the laws of the State of Delaware, without regard to its conflict of laws principles.

6.7. Indemnification. Company shall not be liable to Owner for interruption of service for any cause greater than the amount of the then current month’s NSA Service Fee. Each Party agrees to indemnify, defend, and hold harmless the other Party (including its officers, directors, principals, assigns, successors, affiliates, agents, and employees) from and against any and all liability, loss, damage, claim or expense (including reasonable attorneys’ fees and court costs), incurred by the other Party in connection with: (a) any claim, demand, or suit for damages, injunction or other relief to the extent it is caused by or results from the negligence, gross negligence or intentional misconduct (including, without limitation, breach or nonperformance of this contract) of the indemnifying party (including any of its agents, or subcontractors); and (b) any actual or alleged infringement of any third party’s trade secrets, trademark, copyright, patent or other intellectual Property rights by the indemnifying Party.

In the event that a claim arises under this Section, the indemnifying Party agrees to provide the indemnified Party with sufficient notice of any claim, to inform the indemnified Party of any subsequent written communication regarding the claim and to fully cooperate with the indemnified Party in defense of the claim.

6.8. Independent Contractor. Each Party will conduct its business at its own initiative, responsibility, and expense. Individuals employed by each Party are not employees of the other(s), and the employing Party assumes full responsibility for the acts and omissions of its own employees acting in the course and scope of employment. Each Party has and retains the right to exercise full control of and supervision over employment, direction, compensation, and discharge of its employees, including compliance with Social Security withholding, Workers’ Compensation, unemployment, payroll taxes, and all other taxes and regulations governing such matters. Parties agree and acknowledge that Owner’s Property and premises are not the premises or a work location of Company.

Nothing herein contained shall constitute a partnership between or joint venture by the Parties hereto or constitute any party the agent of the others. No Party shall hold itself out contrary to the terms of this Section B.6.8 and no Party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

6.9. Insurance. Each Party agrees to maintain as a minimum, at all times during the Agreement Term, the following insurance coverage and any other additional insurance and/or bonds required by law:

Commercial General Liability insurance with minimum limits of $1,000,000 per occurrence for bodily injury (or death); Property Damage Liability with limits of at least $1,000,000 per occurrence; Personal Injury Liability with limits of at least $1,000,000 per occurrence; and $2,000,000 General Policy aggregate (applicable to Commercial General Liability Policies).

Upon a Party’s request, the other Party agrees to furnish certificates or other acceptable proof of the foregoing insurance. Company and Owner warrant that they are self-insured and meet or exceed all equivalent insurance requirements stated herein and those that are required by the laws in the states in which they conduct business.

Company will provide the appropriate proof of insurance to Owner with an insurance policy rider or equivalent proof of coverage for the individual Property or project subject to this Agreement.

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6.10. Limitation of Liability. Company’s liability, if any, to Residents who are Company’s customers will be governed exclusively in the case of regulated services by Company’s applicable tariffs, price lists, or comparable documents on file with the applicable state regulatory agency, or in the case of non-regulated services by the applicable contract with the Resident.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, WHETHER BY TORT OR CONTRACT.

Neither Party makes any warranty to the other Party except as expressly set forth in this Agreement below and any of its exhibits. The express undertakings and warranties, if any, given by the Parties in this Agreement are in lieu of all other warranties, conditions, terms, undertakings and obligations, whether express or implied by statute, common law, custom, trade usage, course of dealing, or in any other way. All of these are excluded to the fullest extent permitted by law.

6.11 Product Warranty. Owner understands that Company is not the manufacturer of the Network Hardware. Company shall use commercially reasonable efforts to pass-through or assign to Owner the benefit of any original equipment manufacturer warranties on the equipment and materials comprising the Network Hardware to the extent Company has the right to do so. The sole and exclusive remedy of Owner for any defect in Network Hardware shall be the replacement or repair of the defective component in accordance with the original equipment manufacturer warrant(ies) relating thereto. In the event Owner wishes for Company to perform repair or replacement services, such services shall be subject to additional costs and governed by a separate written agreement between the Parties.

6.12 Installation Warranty. Company warrants that the Work will be performed in a good and workmanlike manner. Upon completion of the Network construction, Company will test the Network to verify successful installation. When Company believes that all conditions necessary for acceptance have been met, Company will present Owner an acceptance certificate in substantially the form attached hereto as Exhibit E (the “Certificate of Acceptance”) for signature. Owner shall also be permitted to inspect and test the Network for up to ten (10) days beginning from the completion of the Network construction (the "Inspection Period") to confirm that the Network is free from any material installation or craftsmanship defects. Owner shall notify Company in writing if Owner discovers any material defects during such inspection and testing, and Company shall be permitted a reasonable time to correct such defects. Upon the earlier of (a) Owner's execution of the Certificate of Acceptance set forth in Exhibit E hereto, (b) the expiration of the Inspection Period, if Owner does not provide Company written notice of any material defects within such Inspection Period or (c) Owner’s commercial or beneficial use of the Network, the Network will be deemed accepted by Owner and any installation or craftsmanship defects then existing will be deemed waived by Owner.

6.13 No Other Warranties. THE FOREGOING ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY COMPANY WITH RESPECT TO THE NETWORK HARDWARE AND THE INSTALLATION THEREOF AND ARE IN LIEU OF AND EXCLUDE ALL OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

6.14. Non-Exclusive Access. Owner is not restricted by this Agreement from allowing any competitive local exchange carrier (“CLEC”) or other service provider to have access to the Owner’s Residents. Residents may select services and the Owner shall not, in any manner, inform Owner’s Residents that they are restricted to using only Company as their service provider.

6.15. Non-Waiver. No course of dealing or failure of a Party to strictly enforce any term, right or condition hereunder will be construed as a waiver of such term, right or condition.

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6.16. Notices. All notices, demands and invoices for payments required or permitted herein shall be in writing and shall be deemed to have been duly given or made (a) when delivered, if by hand, (b) three days after being sent, postage prepaid, if by registered or certified mail, or (c) when delivered, if by a recognized overnight delivery service, in each case directed as follows:

To Company:	ELAUWIT CONNECTION,INC.
Attn: Chief Executive Officer
1520 Locust Street
Suite 901
Philadelphia, PA 19102

To Owner:	SEE “OWNER NOTICE INFORMATION” SET
FORTH IN SECTION A, ABOVE

Any Party may designate a change of address, or require that notices be provided to additional persons, upon written notice to and received by the other Party.

6.17. Publicity/Trademark Licenses. Neither Party may use the other Party’s name, trademarks, trade names or the name of any affiliate or subsidiary of the other, or use any photographs or likeness of the Property, personnel, or assets of the other in press releases or advertising without such other’s prior written consent. Each Party shall submit to the other(s) for written approval, prior to publication, all press releases that mention or display the name or marks of such other(s) or contain language from which a connection to said name and/or mark may be inferred. No licenses, expressed or implied, under any patents, copyrights, trademarks, service marks, or trade secrets, are granted to either Party by the other Party unless otherwise agreed to herein.

6.18. Regulatory Approvals. All regulated services shall be provided in accordance with applicable laws, tariffs and regulations, and this Agreement shall at all times be construed to be consistent with those laws, tariffs and regulations. In the event this Agreement or any of the provisions herein, or the operations contemplated, are determined by Parties or found by a court or government agency having jurisdiction to be inconsistent with or contrary to any such law, tariff or regulation, that law, tariff or regulation shall be deemed to control and, if commercially practicable, this Agreement shall be regarded as modified accordingly, and shall continue in full force and effect as so modified. If such modified Agreement is not commercially practicable in the opinion of either Party in its sole discretion, the Parties agree to meet promptly and discuss any necessary amendments or modifications to this Agreement. If the parties are unable to agree on necessary amendments or modifications in order to comply with the law, tariff or regulation, then either Party may terminate this Agreement by giving sixty (60) days written notice to the other Party.

Owner acknowledges that the Company could be regulated by the Federal Communications Commission and appropriate state public service commissions. In the event of a change in the laws, rules, regulations or tariffs applicable to the Company’s services under this Agreement, which change results in a conflict with any of the terms, covenants and conditions of this Agreement, such laws, rules, regulations and tariffs shall control, and, if commercially practicable, this Agreement shall be regarded as modified accordingly, and shall continue in full force and effect as so modified. If such modified Agreement is not commercially practicable in the opinion of either Party in its sole discretion, the Parties agree to meet promptly and discuss any necessary amendments or modifications to this Agreement. If the parties are unable to agree on necessary amendments or modifications in order to comply with the law, tariff or regulation, then either Party may terminate this Agreement by giving sixty (60) days written notice to the other Party.

6.19. Severability. If any provision of this Agreement is determined to be invalid, such invalidity will not invalidate the entire Agreement, but rather the entire Agreement will be construed as if it did not contain the particular invalid provision(s), and the rights and obligations of Owner and Company will be construed and enforced accordingly.

6.20. Termination/Default. In the event a Party defaults on any of its obligations under this Agreement, and the default remains uncured for thirty (30) days after the non-defaulting Party gives written notice to the defaulting Party specifying the default, then the non-defaulting Party may terminate this Agreement. However, if the alleged default is not reasonably curable within the thirty (30) day period, the defaulting Party shall have a reasonable period of time to cure the default if it commences the cure within the thirty (30) day period, or such additional time as is reasonable under the circumstances, so long as the defaulting Party has commenced to cure such default within the 30-day period and is diligently pursuing the same to conclusion.

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In the event the Company shall cease business operations or otherwise default in the delivery of NSA Services, Owner shall have the right to terminate this Agreement.

In the event Owner shall default in payment of any NSA Service Fees, Company in addition to all other rights and remedies to which it may be entitled, may terminate the NSA Services without further notice to Owner.

Either Party may terminate this Agreement immediately upon giving written notice to the other Party if (i) the other Party becomes insolvent, or (ii) the other Party makes an assignment for the benefit of creditors or files a petition for reorganization, or (iii) a petition in bankruptcy is filed by or against the other Party. In this event, the Company shall cooperate with Owner to provide the Services to the Project for up to 120 days as may be deemed necessary by Owner (the “Transition Period”), and Owner shall cooperate with the Company during the Transition Period to transfer any agreements for programming and bandwidth for NSA Services to Owner. Company shall provide copies of any agreements for programming and bandwidth for NSA Services to Owner upon Owner’ request. Owner shall also reimburse the Company for any reasonable out-of-pocket costs associated with the Transition Period, not to exceed twenty percent (20%) of the NSA Services Fee for the Transition Period.

Upon the occurrence of any default under any payment obligation of Owner pursuant to Article 5.3 hereof, or in the event of any other uncured event of default, Company shall have all the right to immediately suspend the NSA Services.

If the Company commences an action or arbitration proceeding for collection of amounts owed the Company by Owner under this Agreement, Owner shall be responsible for all of Company’s collection costs, including the average NSA Service Fee from the Projected Service Commencement Date to the time of default multiplied by the remaining months of the Initial Term, reasonable attorneys' fees, court costs and disbursements, incurred in enforcing the terms of this Agreement.

In addition to any other rights of Owner to terminate this Agreement, Owner may terminate this Agreement at any time, without cause, by giving Company at least 60 days' notice of its intent to terminate under this Section. If (i) Owner terminates this Agreement for any reason other than Company’s material, uncured breach, or (ii) if this Agreement is not assumed in writing by any assignee or successor of Owner (regardless of whether such assignee or successor acquires the Property by purchase, transfer, operation of Laws, or otherwise), then Owner shall pay to Company, within 30 days after the date of Company’s invoice therefor, an amount equal to (a) any one-time termination fees actually incurred by Company with regards to termination of service provider contracts (without markup) at the Property, provided that Owner may, in its sole discretion, elect to take assignment of such service provider contracts rather than paying the one-time non-terminable fees, in which case Company shall thereafter immediately assign the contracts to Owner, plus (b) 25% of remaining NSA Unit Services Fees owed in the Initial Term.

6.21. Entire Agreement. The terms and Provisions of this Agreement, including any and all appendices hereto, constitute the entire agreement between Owner and the Company concerning the subject matter hereof. The provisions of this Agreement supersede all prior oral and written quotations, communications, promises, agreements and understandings of the Parties, if any, with respect to the subject matter hereof. Except as otherwise provided herein, this Agreement can be modified only by a written amendment executed by duly authorized representatives of the Parties.

6.22. Signatories. Each Party to this Agreement represents and warrants to the other Party that its signatory is familiar with this Agreement and warrants that each signatory has the legal authority to enter into this Agreement on behalf of the respective Party.

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6.23. Dispute Resolution. In the event of a dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by either Party under this Agreement:

a.	The Parties shall first endeavor to settle the dispute through direct discussions.

b.	If the dispute cannot be settled through direct discussions, the Parties shall endeavor to settle the dispute by mediation, using the Mediation Rules of the American Arbitration Association then in effect. The mediation shall be held in Wilmington, DE. A request for mediation shall be submitted in writing to the other Party to the Agreement. The request for mediation may be made at the same time as the filing of a demand for arbitration. In that event, mediation shall proceed before the arbitration and the arbitration proceeding shall be stayed pending mediation for a period of sixty (60) days from the date of filing, unless stayed for a longer period by agreement of the Parties or court order. The Parties shall share the mediator’s fee and any filing fees equally

c.	If the dispute cannot be settled by mediation, then the dispute shall be ultimately resolved by arbitration, using the Arbitration Rules of the American Arbitration Association currently in effect. The arbitration shall be held in Wilmington, DE. A demand for arbitration shall be submitted in writing to the other Party to the Agreement and shall be made before the date when institution of legal or equitable proceedings based on such claim would be barred by the applicable statute of limitations. Attorneys’ fees and costs of the arbitration shall be borne by the non-prevailing party to the arbitration.

Notwithstanding any of the foregoing, nothing herein shall prohibit either Party from seeking temporary equitable relief from a court of law for the purpose of preserving the status quo, pending the outcome of the dispute resolution processes set forth above. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts located in Wilmington, DE, whether for the purpose of any action filed to obtain such temporary equitable relief, or for any other purpose.

Unless otherwise agreed to in writing, Company shall continue to perform its obligations under this Agreement during dispute resolution proceedings, on the condition that that Owner continues to make payments in accordance with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

ELAUWIT CONNECTION, INC.

By:
Barry Rubens
Chief Executive Officer

[ ]:

By:
__________________________________________(name)
__________________________________________(title)

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EXHIBIT A

STATEMENT OF WORK

[insert statement of work and BOM]

Mutually agreed upon statement of work and BOM

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EXHIBIT B

SERVICE LEVEL OBJECTIVES

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EXHIBIT C

ACCEPTABLE USE POLICY

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EXHIBIT D

Telecommunications Standards and Requirements for NSA Communities

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EXHIBIT E

Certificate of Acceptance

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